Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

July 23, 2019
First Busey Announces 2019 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Positive advances in the second quarter of 2019 from the comparable quarter of the prior year:

• Total assets of $9.61 billion, an increase of 23.6%
• Net interest income of $73.4 million, an increase of 21.6%
• Portfolio loans of $6.53 billion, an increase of 17.6%
• Non-interest bearing deposits of $1.77 billion, an increase of 18.0% • Tangible book value per common share of $14.95, as compared to $13.40

First Busey Corporation’s (“First Busey” or the “Company”) net income for the second quarter of 2019 was $24.1 million, or $0.43 per diluted common share, as compared to $25.5 million, or $0.48 per diluted common share, for the first quarter of 2019 and $24.9 million, or $0.51 per diluted common share, for the second quarter of 2018.  Adjusted net income1 for the second quarter of 2019 was $29.5 million, or $0.53 per diluted common share, as compared to $26.6 million, or $0.50 per diluted common share, for the first quarter of 2019 and $25.6 million, or $0.52 per diluted common share, for the second quarter of 2018.

Year-to-date net income through June 30, 2019 was $49.6 million, or $0.90 per diluted common share, compared to net income of $46.8 million, or $0.95 per diluted common share, for the comparable period of 2018. Year-to-date adjusted net income1 for the first six months of 2019 was $56.1 million, or $1.02 per diluted common share, compared to $50.5 million or $1.03 per diluted common share for the first six months of 2018.

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the second quarter of 2019 were $4.1 million of expenses related to acquisitions, $1.4 million of expenses related to other restructuring costs and $1.8 million related to mortgage servicing rights impairment from TheBANK of Edwardsville (“TheBANK”) asset. The reconciliation of non-GAAP measures (including adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), which the Company believes facilitates the assessment of its financial results and peer comparability, is included in tabular form at the end of this release.

For the second quarter of 2019, annualized return on average assets and annualized return on average tangible common equity were 1.01% and 11.80%, respectively.  Based on adjusted net income1, return on average assets was 1.24% and return on average tangible common equity was 14.45% for the second quarter of 2019.

For the six months ended June 30, 2019, annualized return on average assets and annualized return on average tangible common equity were 1.09% and 12.68%, respectively.  Based on adjusted net income1, return on average assets was 1.23% and return on average tangible common equity was 14.35% for the six months ended June 30, 2019.

On January 31, 2019, the Company completed its acquisition of The Banc Ed Corp. (“Banc Ed”), the holding company for TheBANK.  TheBANK, founded in 1868, is a privately held commercial bank headquartered in Edwardsville, Illinois. It is anticipated that TheBANK will be merged with and into First Busey’s bank subsidiary, Busey Bank, in the fourth quarter of 2019.  Financial results for 2019 were impacted by the Banc Ed acquisition, resetting the baseline for financial performance in future quarters in a multitude of positive ways.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

On May 13, 2019, the Company announced the execution of an Agreement and Plan of Merger in connection with the proposed acquisition by Busey Bank of Investors’ Security Trust Company (“IST”), a Fort Myers, Florida wealth management firm.  While the proposed acquisition is expected to add to the Company’s wealth management offerings, it is not expected to have any immediate, material impact to the Company’s earnings or overall business.  Through this transaction, Busey Bank and IST broaden the expertise and level of service available to clients—from individuals and families to institutions and foundations—and remain committed to their founding principles of being active community stewards and providing the highest level of personal service to clients delivered by experienced, local professionals. It is anticipated that IST will be merged with and into the wealth management division of Busey Bank in 2019, subject to customary closing conditions and required approvals.

Busey recently received its fourth consecutive honor as one of the 2019 Best Places to Work in Illinois. This awards program—voted by associates and hosted by Best Companies Group and Daily Herald Business Ledger—identifies and recognizes the best places of employment in Illinois, benefiting the state’s economy, workforce and businesses. In addition, for the first time Busey was honored as a 2019 Best Place to Work in Indiana by Best Companies Group and the Indiana Chamber of Commerce and in Missouri as one of the 2019 Best Places to Work in St. Louis by Quantum Workplace and St. Louis Business Journal.  Further, Busey was named among the 2019 Best-In-State Banks for Illinois by Forbes and Statista and recognized with the 2019 BEST Award in talent development for the third year by the Association for Talent Development.

Busey takes pride in its culture and its commitment to the communities we serve. As we acknowledge our accomplishments and the positive forward momentum of the Company, we are grateful to you for allowing us the opportunity to serve you and your community.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)
	As of and for the				As of and for the
	Three Months Ended				Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2019	2018
EARNINGS & PER SHARE DATA
Net income	$24,085	$25,469	$25,290	$24,862	$49,554	$46,779
Revenue[2]	102,350	94,286	83,184	83,014	196,636	165,257
Diluted earnings per share	0.43	0.48	0.51	0.51	0.90	0.95
Cash dividends paid per share	0.21	0.21	0.20	0.20	0.42	0.40

Net income by operating segment
Banking	$24,441	$26,665	$24,134	$24,904	$51,106	$46,749
Remittance Processing	1,105	1,025	814	986	2,130	1,939
Wealth Management	2,845	2,641	2,040	2,288	5,486	5,052

AVERAGE BALANCES
Cash and cash equivalents	$328,414	$220,471	$272,811	$218,239	$327,525	$222,623
Investment securities	1,897,486	1,722,015	1,443,054	1,308,203	1,810,237	1,309,545
Loans held for sale	25,143	17,249	23,380	27,516	21,218	33,372
Portfolio loans	6,528,326	6,128,661	5,540,852	5,533,168	6,329,596	5,520,584
Interest-earning assets	8,666,136	8,088,396	7,174,755	6,984,486	8,378,862	6,980,457
Total assets	9,522,678	8,865,642	7,846,154	7,653,541	9,198,975	7,658,691

Non-interest bearing deposits	1,747,746	1,616,913	1,486,977	1,492,251	1,682,691	1,494,680
Interest-bearing deposits	5,970,408	5,592,495	4,852,649	4,619,710	5,782,495	4,594,078
Total deposits	7,718,154	7,209,408	6,339,626	6,111,961	7,465,186	6,088,758
Securities sold under agreements to repurchase	193,621	204,529	210,416	234,282	199,045	246,100
Interest-bearing liabilities	6,493,885	6,064,091	5,329,898	5,176,986	6,280,175	5,176,113
Total liabilities	8,326,876	7,755,770	6,866,652	6,709,410	8,042,900	6,719,716
Stockholders' common equity	1,195,802	1,109,872	979,502	944,131	1,153,075	938,975
Tangible stockholders' common equity[3]	818,951	757,285	678,023	639,752	788,289	633,309

PERFORMANCE RATIOS
Return on average assets[4]	1.01%	1.17%	1.28%	1.30%	1.09%	1.23%
Return on average common equity[4]	8.08%	9.31%	10.24%	10.56%	8.67%	10.05%
Return on average tangible common equity[3,4]	11.80%	13.64%	14.80%	15.59%	12.68%	14.90%
Net interest margin[4,5]	3.43%	3.46%	3.38%	3.50%	3.45%	3.50%
Efficiency ratio[6]	63.62%	57.99%	56.57%	54.82%	60.92%	57.30%
Non-interest revenue as a % of total revenues[2]	28.26%	27.47%	27.27%	27.27%	27.88%	27.31%

[1] Results are unaudited.
[2] Revenues consist of net interest income plus non-interest income, excluding security gains and losses.
[3] Average tangible stockholders’ common equity is defined as average common equity less average goodwill and intangibles. See “Non-GAAP Financial Information” below for reconciliation.
[4] Annualized, see “Non-GAAP Financial Information” below for reconciliation.
5 On a tax-equivalent basis, assuming a federal income tax rate of 21%.
[6] See “Non-GAAP Financial Information” below for reconciliation.

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Assets
Cash and cash equivalents	$420,207	$330,407	$239,973	$160,652	$230,730
Investment securities	1,869,143	1,940,519	1,312,514	1,496,948	1,384,807

Loans held for sale	39,607	20,291	25,895	32,617	33,974

Commercial loans	4,759,329	4,744,136	4,060,126	4,141,816	4,076,253
Retail real estate and retail other loans	1,772,797	1,770,945	1,508,302	1,481,925	1,479,034
Portfolio loans	$6,532,126	$6,515,081	$5,568,428	$5,623,741	$5,555,287

Allowance for loan losses	(51,375)	(50,915)	(50,648)	(52,743)	(53,305)
Premises and equipment	149,726	147,958	117,672	119,162	119,835
Goodwill and other intangibles	375,327	377,739	300,558	301,963	303,407
Right of use asset	10,426	10,898	-	-	-
Other assets	267,480	245,356	187,965	207,045	200,809
Total assets	$9,612,667	$9,537,334	$7,702,357	$7,889,385	$7,775,544

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,766,681	$1,791,339	$1,464,700	$1,438,054	$1,496,671
Interest-bearing checking, savings, and money market deposits	4,316,730	4,214,809	3,287,618	3,205,232	3,192,735
Time deposits	1,749,811	1,757,078	1,497,003	1,552,283	1,474,506
Total deposits	$7,833,222	$7,763,226	$6,249,321	$6,195,569	$6,163,912

Securities sold under agreements to repurchase	190,846	217,077	185,796	255,906	240,109
Short-term borrowings	30,761	30,739	-	200,000	150,000
Long-term debt	185,576	188,221	148,686	148,626	154,125
Junior subordinated debt owed to unconsolidated trusts	71,230	71,192	71,155	71,118	71,081
Lease liability	10,531	10,982	-	-	-
Other liabilities	86,893	69,756	52,435	46,026	39,135
Total liabilities	$8,409,059	$8,351,193	$6,707,393	$6,917,245	$6,818,362
Total stockholders' equity	$1,203,608	$1,186,141	$994,964	$972,140	$957,182
Total liabilities & stockholders' equity	$9,612,667	$9,537,334	$7,702,357	$7,889,385	$7,775,544

Share Data
Book value per common share	$21.73	$21.32	$20.36	$19.90	$19.62
Tangible book value per common share[2]	$14.95	$14.53	$14.21	$13.72	$13.40
Ending number of common shares outstanding	55,386,636	55,624,627	48,874,836	48,860,309	48,776,404

[1] Results are unaudited except for amounts reported as of December 31, 2018.
[2] See “Non-GAAP Financial Information” below for reconciliation, excludes tax effect of other intangible assets.

Condensed Consolidated Statements of Income[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Interest and fees on loans	$78,031	$62,290	$149,820	$123,250
Interest on investment securities	12,352	7,527	23,612	14,777
Other interest income	1,083	508	2,315	931
Total interest income	$91,466	$70,325	$175,747	$138,958

Interest on deposits	14,154	6,904	26,654	12,891
Interest on securities sold under agreements to repurchase	627	364	1,210	705
Interest on short-term borrowings	494	465	685	941
Interest on long-term debt	1,871	1,406	3,581	2,763
Interest on junior subordinated debt owed to unconsolidated trusts	892	814	1,806	1,529
Total interest expense	$18,038	$9,953	$33,936	$18,829

Net interest income	$73,428	$60,372	$141,811	$120,129
Provision for loan losses	2,517	2,258	4,628	3,266
Net interest income after provision for loan losses	$70,911	$58,114	$137,183	$116,863

Trust fees	8,318	6,735	16,433	14,249
Commissions and brokers' fees, net	1,170	883	2,084	1,979
Fees for customer services	9,696	7,290	17,793	14,236
Remittance processing	3,717	3,566	7,497	6,958
Mortgage revenue	2,851	1,573	4,796	3,216
Security gains (losses), net	(1,026)	160	(984)	160
Other	3,170	2,595	6,222	4,490
Total non-interest income	$27,896	$22,802	$53,841	$45,288

Salaries, wages and employee benefits	34,268	25,472	66,609	54,291
Net occupancy expense of premises	4,511	3,689	8,713	7,510
Furniture and equipment expense	2,352	1,790	4,447	3,703
Data processing	5,616	4,030	10,017	8,375
Amortization of intangible assets	2,412	1,490	4,506	3,005
Other	18,861	10,834	30,891	21,461
Total non-interest expense	$68,020	$47,305	$125,183	$98,345

Income before income taxes	$30,787	$33,611	$65,841	$63,806
Income taxes	6,702	8,749	16,287	17,027
Net income	$24,085	$24,862	$49,554	$46,779

Per Share Data
Basic earnings per common share	$0.43	$0.51	$0.91	$0.96
Diluted earnings per common share	$0.43	$0.51	$0.90	$0.95
Average common shares outstanding	55,638,187	48,815,395	54,464,167	48,795,516
Diluted average common shares outstanding	55,941,117	49,223,821	54,764,129	49,203,052

[1] Results are unaudited.

Balance Sheet Growth

At June 30, 2019, portfolio loans were $6.53 billion, as compared to $6.52 billion as of March 31, 2019 and $5.56 billion as of June 30, 2018.  The June 30, 2019 increase over first quarter 2019 related to organic loan growth at Busey Bank.  Average portfolio loans increased 6.5% to $6.53 billion for the second quarter of 2019 compared to $6.13 billion in the first quarter of 2019 and increased 18.0% compared to $5.53 billion for the second of 2018.

Average interest-earning assets for the second quarter of 2019 increased to $8.67 billion compared to $8.09 billion for the first quarter of 2019 and $6.98 billion for the second quarter of 2018.  Average interest-earning assets for the first six months of 2019 increased to $8.38 billion from $6.98 billion in the same period of 2018, a 20.0% increase.

Total deposits were $7.83 billion at June 30, 2019, an increase from $7.76 billion at March 31, 2019 and $6.16 billion at June 30, 2018.  The Company remains funded primarily through core deposits with significant market share in its core markets.

Net Interest Margin and Net Interest Income

Net interest income was $73.4 million in the second quarter of 2019 compared to $68.4 million in the first quarter of 2019 and $60.4 million in the second quarter of 2018.  Net interest income was $141.8 million for the first six months of 2019 compared to $120.1 million for the same period of 2018.  Higher aggregate yields from loan production partially offset increases in funding costs. Funding costs have increased primarily due to resetting of time deposit rates to reflect market increases and additional borrowings in conjunction with the Banc Ed acquisition. Net purchase accounting accretion and amortization included in interest income and interest expense was $3.5 million for the second quarter of 2019, an increase from $3.0 million for the first quarter of 2019 and second quarter of 2018.  Net purchase accounting accretion and amortization included in interest income and interest expense for the first six months of 2019 was $6.5 million compared to $6.4 million for the same period of 2018.

Net interest margin for the second quarter of 2019 was 3.43%, compared to 3.46% for the first quarter of 2019 and 3.50% for the second quarter of 2018.  Adjusted net interest margin1 for the second quarter of 2019 was 3.27%, compared to 3.31% for the first quarter of 2019 and 3.33% in the second quarter of 2018.  Net interest margin for the first six months of 2019 was 3.45% compared to 3.50% for the first six months of 2018.  Adjusted net interest margin1 for the first six months of 2019 was 3.29%, a decrease from 3.32% for the same period of 2018.

Asset Quality

Non-performing loans totaled $33.1 million as of June 30, 2019 compared to $36.6 million as of March 31, 2019 and $26.4 million as of June 30, 2018. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.51% at June 30, 2019 as compared to 0.56% at March 31, 2019 and 0.66% at December 31, 2018.
The Company recorded net charge-offs of $2.1 million for the second quarter of 2019. The allowance for loan loss as a percentage of portfolio loans was 0.79% at June 30, 2019 as compared to 0.78% at March 31, 2019 and 0.96% at June 30, 2018. The decline in the allowance coverage ratio in 2019 is primarily attributed to the Banc Ed acquisition.  Acquired loans are initially recorded at their acquisition date fair value so a separate allowance is not initially recognized.  An allowance is recorded subsequent to acquisition to the extent the reserve requirement exceeds the recorded fair value adjustment. The Company recorded provision for loan losses of $2.5 million in the second quarter of 2019, compared to $2.1 million in the first quarter of 2019 and $2.3 million in the second quarter of 2018.  The Company recorded provision for loan losses of $4.6 million in the first six months of 2019 and $3.3 million in the first six months of 2018.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Asset Quality[1]
(dollars in thousands)	As of and for the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Portfolio loans	$6,532,126	$6,515,081	$5,568,428	$5,623,741	$5,555,287
Non-performing loans
Non-accrual loans	32,816	36,230	34,997	40,395	25,215
Loans 90+ days past due	258	356	1,601	364	1,142
Non-performing loans, segregated by geography
Illinois/ Indiana	24,509	28,847	28,319	33,699	21,534
Missouri	7,778	6,593	7,242	6,222	3,338
Florida	787	1,146	1,037	838	1,485
Loans 30-89 days past due	18,040	10,780	7,121	8,189	10,017
Other non-performing assets	936	921	376	1,093	3,694
Non-performing assets to portfolio loans and non-performing assets	0.52%	0.58%	0.66%	0.74%	0.54%
Allowance as a percentage of non-performing loans	155.33%	139.17%	138.39%	129.40%	202.24%
Allowance for loan losses to portfolio loans	0.79%	0.78%	0.91%	0.94%	0.96%
Net charge-offs	2,057	1,844	2,500	1,320	1,602
Provision for loan losses	2,517	2,111	405	758	2,258

[1] Results are unaudited.

Non-Interest Income

Total non-interest income of $27.9 million for the second quarter of 2019 increased as compared to $25.9 million in the first quarter of 2019 and $22.8 million in the second quarter of 2018. Second quarter of 2019 included $1.0 million of net security losses, primarily related to unrealized losses on an equity security.

Revenues from trust fees, commissions and brokers’ fees, and remittance processing activities represented 47.3% of the Company’s non-interest income for the quarter ended June 30, 2019, providing a balance to revenue from traditional banking activities.

Trust fees and commissions and brokers’ fees were $9.5 million for the second quarter of 2019, an increase from $9.0 million for the first quarter 2019 and from $7.6 million for the second quarter of 2018. Trust fees and commissions and brokers’ fees increased to $18.5 million for the first six months of 2019 compared to $16.2 million for the first six months of 2018. Net income from the wealth management segment was $2.8 million for the second quarter of 2019 compared to $2.6 million in the first quarter of 2019 and $2.3 million in the second quarter of 2018.  Net income from the wealth management segment for the six months ended June 30, 2019 was $5.5 million compared to $5.1 million for the same period of 2018, an 8.6% increase. First Busey’s wealth management division ended the second quarter of 2019 with $8.97 billion in assets under care.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.7 million for the second quarter of 2019 was down slightly compared to $3.8 million in the first quarter of 2019 but increased from $3.6 million for the second quarter of 2018.  Remittance processing revenue for the six months ended June 30, 2019 was $7.5 million, an increase of 7.7%, compared to $7.0 million during the same period of 2018. The FirsTech operating segment generated net income of $1.1 million for the second quarter of 2019 and $2.1 million for the first six months of 2019.

The mortgage line of business generated $2.9 million of revenue in the second quarter of 2019, an increase compared to $1.9 million of revenue in the first quarter of 2019 and $1.6 million of revenue in the second quarter of 2018, following a long period of restructuring and additional revenue from TheBANK.  Mortgage revenue for the first six months of 2019 was $4.8 million, an increase over the comparable period of 2018 of $3.2 million.

Operating Efficiency

The efficiency ratio was 63.62% for the quarter ended June 30, 2019 compared to 57.99% for the quarter ended March 31, 2019 and 54.82% for the quarter ended June 30, 2018. The adjusted efficiency ratio1 was 56.55% for the quarter ended June 30, 2019, 56.43% for the quarter ended March 31, 2019, and 53.67% for the quarter ended June 30, 2018.  The efficiency ratio for the first six months of 2019 was 60.92% compared to 57.30% for the first six months of 2018. The adjusted efficiency ratio1 was 56.49% for the first six months of 2019 compared to 54.60% for the first six months of June 30, 2018.  The Company remains focused on expense discipline.

Specific areas of non-interest expense are as follows:

• Salaries, wages and employee benefits were $34.3 million in the second quarter of 2019, an increase from $32.3 million in the first quarter of 2019 and $25.5 million from the second quarter of 2018.  The increase from prior quarter is primarily related to the inclusion of a full quarter of salaries, wages and employee benefit expenses related to TheBANK.  In the first six months of 2019, salaries, wages and employee benefits increased to $66.6 million compared to $54.3 million for the same period of 2018.  Total full time equivalents (“FTE”) at June 30, 2019 was 1,579 compared to 1,589 at March 31, 2019 and 1,288 at June 30, 2018. Included in the June 30, 2019 FTE is 316 FTE of TheBANK.

• Data processing expense in the second quarter of 2019 of $5.6 million increased compared to $4.4 million in the first quarter of 2019 and $4.0 million in the second quarter of 2018.  In the first six months of 2019, data processing expense increased to $10.0 million compared to $8.4 million for the same period of 2018.  Variances are related to payment of conversion expenses and data processing related to TheBANK.

Capital Strength

The Company's strong capital levels, coupled with its earnings, has allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 26, 2019 of $0.21 per common share to stockholders of record as of July 19, 2019.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of June 30, 2019, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible stockholders’ common equity1 (“TCE”) increased to $845.4 million at June 30, 2019, compared to $826.2 million at March 31, 2019 and $663.1 million at June 30, 2018. TCE represented 9.13% of tangible assets at June 30, 2019, compared to 9.00% at March 31, 2019 and 8.86% at June 30, 2018.3

In addition, during the second quarter of 2019, the Company purchased 333,334 shares of its common stock at $25.30 per share for a total of $8.4 million under the Company’s stock repurchase plan.  At June 30, 2019, the Company held 524,097 shares in treasury and had 1,000,000 shares available to be purchased under the plan. The Company grants share-based compensation awards to its employees and members of its board of directors as provided for under the Company’s 2010 Equity Incentive Plan, under which, the Company may source stock option exercises and grants of restricted stock units and deferred stock units from its inventory of treasury stock.  Repurchases were executed in contemplation of maintaining levels of treasury stock appropriate to satisfy compensation awards, in addition to favorable pricing during the second quarter of 2019.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Corporate Profile

As of June 30, 2019, First Busey Corporation (Nasdaq: BUSE) was a $9.61 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary with total assets of $7.66 billion as of June 30, 2019, is headquartered in Champaign, Illinois and has 44 banking centers serving Illinois, 13 banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2019, assets under care were approximately $7.47 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

TheBANK of Edwardsville, a wholly-owned bank subsidiary of the Company with total assets of $1.95 billion as of June 30, 2019, is headquartered in Edwardsville, Illinois and has 19 banking centers.  Through TheBANK of Edwardsville Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2019, assets under care were approximately $1.50 billion.

For more information about us, visit busey.com and 4thebank.com.

Contacts:

Robin N. Elliott, Chief Financial Officer
217-365-4120

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets and adjusted return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures, for example, – net income in the case of adjusted net income and adjusted return on average assets, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders’ equity in the case of the tangible book value per share – appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and Return on Average Assets
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$24,085	$25,469	$24,862	$49,554	$46,779
Acquisition expenses
Salaries, wages and employee benefits	43	-	-	43	1,233
Data processing	327	7	34	334	406
Lease impairment	415	-	-	415	-
Other (includes professional and legal)	3,293	1,205	107	4,498	2,057
Other restructuring costs
Salaries, wages and employee benefits	275	-	-	275	417
Fixed asset impairment	-	-	817	-	817
Data processing	292	100	-	392	-
Other (includes professional and legal)	826	167	-	993	-
MSR Valuation	1,822	-	-	1,822	-
Related tax benefit	(1,880)	(334)	(230)	(2,214)	(1,197)
Adjusted net income	$29,498	$26,614	$25,590	$56,112	$50,512

Average total assets	$9,522,678	$8,865,642	$7,653,541	$9,198,975	$7,658,691

Reported: Return on average assets[1]	1.01%	1.17%	1.30%	1.09%	1.23%
Adjusted: Return on average assets [1]	1.24%	1.22%	1.34%	1.23%	1.33%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Reported: Net interest income	$73,428	$68,383	$60,372	$141,811	$120,129
Tax-equivalent adjustment	777	677	561	1,454	1,139
Purchase accounting accretion	(3,471)	(2,994)	(3,015)	(6,465)	(6,425)
Adjusted: Net interest income	$70,734	$66,066	$57,918	$136,800	$114,843

Average interest-earning assets	$8,666,136	$8,088,396	$6,984,486	$8,378,862	$6,980,457

Reported: Net interest margin[1]	3.43%	3.46%	3.50%	3.45%	3.50%
Adjusted: Net Interest margin[1]	3.27%	3.31%	3.33%	3.29%	3.32%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Reported: Net Interest income	$73,428	$68,383	$60,372	$141,811	$120,129
Tax- equivalent adjustment	777	677	561	1,454	1,139
Tax equivalent interest income	$74,205	$69,060	$60,933	$143,265	$121,268

Reported: Non-interest income	27,896	25,945	22,802	53,841	45,288
Security (losses) gains, net	(1,026)	42	160	(984)	160
Adjusted: Non-interest income	$28,922	$25,903	$22,642	$54,825	$45,128

Reported: Non-interest expense	68,020	57,163	47,305	125,183	98,345
Amortization of intangible assets	(2,412)	(2,094)	(1,490)	(4,506)	(3,005)
Non-operating adjustments:
Salaries, wages and employee benefits	(318)	-	-	(318)	(1,650)
Data processing	(619)	(107)	(34)	(726)	(406)
Other	(6,356)	(1,372)	(924)	(7,728)	(2,429)
Adjusted: Non-interest expense	$58,315	$53,590	$44,857	$111,905	$90,855

Reported: Efficiency ratio	63.62%	57.99%	54.82%	60.92%	57.30%
Adjusted: Efficiency ratio	56.55%	56.43%	53.67%	56.49%	54.60%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands)

	As of and for the Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018

Total assets	$9,612,667	$9,537,334	$7,775,544
Goodwill and other intangible assets, net	(375,327)	(377,739)	(303,407)
Tax effect of other intangible assets, net	17,075	17,751	9,288
Tangible assets	$9,254,415	$9,177,346	$7,481,425

Total stockholders’ equity	1,203,608	1,186,141	957,182
Goodwill and other intangible assets, net	(375,327)	(377,739)	(303,407)
Tax effect of other intangible assets, net	17,075	17,751	9,288
Tangible common equity	$845,356	$826,153	$663,063

Ending number of common shares outstanding	55,386,636	55,624,627	48,776,404

Tangible common equity to tangible assets[1]	9.13%	9.00%	8.86%
Tangible book value per share	$14.95	$14.53	$13.40

Average common equity	$1,195,802	$1,109,872	$944,131
Average goodwill and intangibles, net	(376,851)	(352,587)	(304,379)
Average tangible common equity	$818,951	$757,285	$639,752

Reported: Return on average tangible common equity[2]	11.80%	13.64%	15.59%
Adjusted: Return on average tangible common equity[2,3]	14.45%	14.25%	16.04%

	Six Months Ended
	June 30, 2019	June 30, 2018
Average stockholders' common equity	$1,153,075	$938,975
Average goodwill and intangibles, net	(364,786)	(305,666)
Average tangible stockholders' common equity	$788,289	$633,309

Reported: Return on average tangible common equity[2]	12.68%	14.90%
Adjusted: Return on average tangible common equity[2,3]	14.35%	16.08%

[1] Tax-effected measure.
[2] Annualized measure.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving the Company; (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.